EXHIBIT 10.2

GUC SUBORDINATED PLAN NOTE

$1,000,000      , 2006

FOR VALUE RECEIVED and intending to be legally bound, the undersigned, Xybernaut Corporation, a Delaware corporation (“XC”), in all capacities, including, without limitation, as successor-by-merger to Xybernaut Solutions, Inc., a Virginia corporation (“XSI”) and a reorganized debtor (post-merger XC, “XYB”), promises to pay, in lawful money of the United States of America, to the order of Howard S. Cohen, solely in his capacity as the XYB unsecured creditor representative (“Representative”) and not in his individual capacity, c/o Parente Randolph, LLC, 824 Market Street, Suite 809, Wilmington, DE 19801 (or such other address as Representative may otherwise designate to XYB in writing as set forth herein), his successors and assigns, if any, the maximum aggregate principal sum of One Million Dollars ($1,000,000), or such lesser sum which represents the principal balance outstanding under this GUC Subordinated Plan Note (this “Note”) established pursuant to the provisions of that certain Debtors’ Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of XYB dated October 11, 2006 (as it may be amended or modified, the “Plan”), which became effective on      , 2006 (the “Effective Date”). All capitalized terms used herein without further definition shall have the respective meanings ascribed thereto in the Plan.

1. Definitions.

1.1. “Consolidated EBITDA” means, for any period, consolidated net income of XYB and its consolidated subsidiaries for such period, plus an amount that in the determination of consolidated net income for such period has been deducted for (without duplication): (i) interest expense, (ii) charges against income for taxes, (iii) depreciation expense, amortization expense and other non-cash charges; provided, however, that Consolidated EBITDA shall not include, for any period, any consolidated net income (or related add-backs) to the extent allocable solely to an Excluded Business so long as XYB and its consolidated subsidiaries segregate, in a commercially reasonable manner, such consolidated net income (and related add-backs) and the applicable amounts set forth in the definition of “Excess Cash Flow” from the calculation of such items for the remaining portion of the business of XYB and its consolidated subsidiaries in their respective books and records and financial statements. For avoidance of doubt, consolidated net income shall include income from asset dispositions outside of the ordinary course of business.

1.2. “ERC” means East River Capital LLC, a Delaware limited liability company.

1.3. “Excess Cash Flow” means, for any period, Consolidated EBITDA for such period minus the sum of the following amounts (which amounts shall exclude all such amounts allocable to an Excluded Business if the consolidated net income of such Excluded Business is excluded from the calculation of Consolidated EBITDA for such period): (i) non-financed capital expenditures made by XYB and its consolidated subsidiaries during such period, (ii) amounts paid in cash by such entities in respect of taxes during such period, (iii) amounts paid in cash in respect of principal and interest payments to parties unrelated to ERC, (iv) interest income for such period, (v) to the extent included in the determination of consolidated net income of XYB and its consolidated subsidiaries for such period, the proceeds of the sale, assignment, license, transfer or other disposition of any IP Assets existing as of the Effective Date (and royalties or proceeds therefrom or thereof) to a bona fide transferee other than an affiliate of ERC received by such entities during such period and (vi) to the extent included in the determination of consolidated net income of XYB and its consolidated subsidiaries for such period, the cash proceeds of the Litigation Fund received by such entities during such period.

1.4. “Excluded Business” shall mean any business acquired by XYB or its consolidated subsidiaries from a third party (including ERC or its affiliates) following the Effective Date.

1.5. “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

1.6. “Senior Obligations” means, collectively, (i) all outstanding indebtedness under that certain Amended and Restated Secured Promissory Note, dated May 1, 2006, by XC and XSI in favor of ERC and related loan documents (collectively the “DIP Loan Documents”), in the aggregate principal amount of $     [to be agreed], minus any principal payments thereon, plus interest at the rate of 15% per annum, plus all premium, fees, charges, indemnified amounts and reasonable out of pocket costs and expenses under the DIP Loan Documents, in each case, which have been approved by the Bankruptcy Court pursuant to a postpetition financing order; (ii) the Senior Revolving Loan Obligations; (iii) all indebtedness under that certain ERC plan exit term facility to XYB in the maximum principal amount of $575,000 minus any principal payments thereon, plus interest at the rate of 15% per annum, plus all fees and other amounts (including, without limitation, reasonable out-of-pocket costs and expenses) payable in accordance with the terms thereof incurred prior to the Effective Date in the amount of $     [to be agreed], plus all reasonable fees and other amounts payable in accordance with the terms thereof incurred on and after the Effective Date; and (iv) reasonable extensions of credit to XYB or to the Litigation Fund, as appropriate, to fund — (x) costs incurred by the Litigation Fund in respect of certain XYB claims and XYB creditor claims asserted by XYB and the Litigation Fund on behalf of XYB and XYB creditors, and (y) costs incurred by XYB in respect of or relating to the maintenance of the IP Assets, which existed and were active as of the Effective Date — plus interest at a rate of 15% per annum; provided, however, that the Senior Obligations shall be (or, for purposes of this Note, shall be deemed to be) permanently reduced dollar-for-dollar by (A) the net proceeds of the sale, assignment, license, transfer or other disposition of any IP Assets existing as of the Effective Date (and royalties or proceeds therefrom or thereof), (B) the net proceeds of the Litigation Fund to the extent authorized to be paid to, and authorized to be received by, XYB or ERC (for the avoidance of doubt, if payment and receipt of such proceeds are authorized, but such net proceeds are not received by XYB or ERC, by reason of an action taken by an entity unaffiliated with and otherwise unrelated to XYB or ERC or a limitation on such payment or receipt up by order or direction of a court of competent jurisdiction upon motion by an entity unaffiliated with and otherwise unrelated to XYB or ERC , then Senior Obligations shall not be reduced by such net proceeds until such limitation is released or made ineffective whether by agreement or court order), and (C) 100% of Excess Cash Flow for each fiscal quarter commencing with the first fiscal quarter ending on or after the Effective Date.

1.7. “Senior Revolving Loan Obligations” means all indebtedness under that certain ERC plan exit postpetition revolving credit facility to XYB in the original commitment amount of $375,000, as such commitment may be increased from time to time, plus interest at a rate of 15% per annum, plus a premium equal to 62.5% of ERC’s total expenses for the period from May 15, 2006 through the Effective Date, plus interest on such premium at a rate of 15% per annum, plus reasonable out-of-pocket costs and expenses, plus all reasonable fees and other amounts (including, without limitation, reasonable out-of-pocket costs and expenses) payable in accordance with the terms thereof incurred prior to the Effective Date, plus all reasonable fees and other amounts payable in accordance with the terms thereof on or after the Effective Date, provided that in order for the indebtedness and other obligations under such revolving credit facility to constitute part of the “Senior Revolving Obligations”, (y) the proceeds of such revolving credit facility shall be expressly required to be used solely to fund the working capital of XYB (and not to fund, e.g., fixed asset purchases or merger and acquisition activity), which shall include, without limitation, business operations, employee compensation and reasonable advisory fees, and (z) in connection with any increase in the commitment amount of such revolving credit facility above $375,000, such increase shall be conditioned on permanent modifications to the revolving credit facilities pursuant to which all future advances under the increased commitment shall be predicated on a commercially reasonable, working capital asset-based lending formula.

2. Construction. As used in this Note, accounting terms, to the extent not defined, shall have the respective meanings given to them under GAAP, consistently applied.

3. Term. This Note terminates on the first Business Day following the fifth anniversary of the Effective Date (the “Termination Date”); provided, however, that such termination shall not be effective with respect to any claims on account of (i) principal and interest, if any, hereunder due and owing on the Termination Date (irrespective of the operation of Section 6 hereof), (ii) any Event of Default (as defined below) occurring prior to the Termination Date or (iii) interest or reasonable expenses accruing after the Termination Date on or with respect to claims referred to in the preceding clauses (i) or (ii).

4. Payment. XYB shall pay the outstanding principal balance of this Note in an amount equal to 50% of the sum of Excess Cash Flow for each fiscal quarter, commencing with the first fiscal quarter ending on or after the Effective Date, payable upon delivery of the financial statements and certificate to Representative referred to in and required by Section 5 below for such fiscal quarter but in any event not later than 45 days after the end of each such fiscal quarter; provided, however, that no principal payment under this Note shall accrue or be payable in respect of any fiscal quarter that occurs during a Blockage Period (as defined below) unless such Blockage Period ends on or prior to the last day of such fiscal quarter.

5. Reporting. XYB shall deliver to Representative within 45 days after the end of each fiscal quarter, (i) an unaudited consolidated balance sheet of XYB and unaudited consolidated statements of income and stockholders’ equity and cash flow of XYB reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, and (ii) to the extent applicable, an unaudited consolidated balance sheet of XYB and unaudited consolidated statements of income and stockholders’ equity and cash flow of XYB reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, which consolidated balance sheet and consolidated statements of income and stockholders’ equity and cash flow shall segregate the consolidated net income (and related add-backs) of the Excluded Business and the applicable amounts of the Excluded Business set forth in the definition of “Excess Cash Flow” from the calculation of such items for the remaining portion of the business of XYB and its consolidated subsidiaries, in each case, prepared on a basis consistent with prior practices and complete and correct in all material respects. XYB shall cause all such reports to be prepared in accordance with GAAP applied consistently throughout the periods reflected therein. All such reports shall be accompanied by a certificate of the chief financial officer of XYB on behalf of XYB setting forth in reasonable detail the calculation of Excess Cash Flow for the applicable fiscal quarter.

6. Subordination.

(a) Payment under this Note by XYB to the Representative shall be subordinated to the repayment of the Senior Obligations by XYB (but not to any other indebtedness or obligations owing to ERC). No payments shall be made or accepted under this Note until all Senior Obligations (other than (i) contingent indemnification obligations for which no claim has been made and (ii) the Senior Revolving Loan Obligations) are paid in full; provided, however, that following payment in full of all Senior Obligations (other than (i) contingent indemnification obligations for which no claim has been made and (ii) the Senior Revolving Loan Obligations), and so long as the Senior Revolving Loan Obligations are not in default and have not been accelerated (and the commitments thereunder terminated), XYB shall make, and Representative shall be entitled to accept, any and all payments required under this Note. Any period during which payments under this Note are not permitted to be made or accepted pursuant to this Section 6 shall constitute a “Blockage Period”. Until all Senior Obligations (other than (i) contingent indemnification obligations for which no claim has been made and (ii) the Senior Revolving Loan Obligations) are paid in full, the Representative shall not commence any lawsuit, action or proceeding of any kind against XYB or against its properties or assets, upon or in respect of this Note, to recover all or any part of any amounts owing under this Note, or join with any creditors of XYB to commence any involuntary bankruptcy or similar proceeding against XYB (each an “Enforcement Action”); provided, however, that acceleration of this Note upon the occurrence of an Event of Default shall not constitute an Enforcement Action. In addition, following payment in full of all Senior Obligations (other than (i) contingent indemnification obligations for which no claim has been made and (ii) the Senior Revolving Loan Obligations), the Representative shall not take any Enforcement Action if the Senior Revolving Loan Obligations have been accelerated (and the commitments thereunder terminated) as a result of an event of default thereunder; provided, however, that in the absence of such acceleration (and commitment termination), the Representative may take any and all Enforcement Actions following the occurrence of an Event of Default hereunder.

(b) If ERC elects to convert any of the Senior Obligations into a debt or equity security of XYB with economic terms no less favorable to XYB than the economic terms of such Senior Obligations prior to conversion, then the obligations of XYB under such security shall likewise constitute Senior Obligations; provided, however, that for purposes of determining whether payments under this Note may be made and accepted pursuant to Section 6(a) above, such obligations (without duplication) shall be deemed to be reduced dollar-for-dollar in accordance with the proviso contained in the definition of “Senior Obligations”.

7. Redemption. At any time during the period from the Effective Date through the second anniversary of the Effective Date (the “Redemption Period”), whether or not an Event of Default exists, XYB may redeem this Note by (i) delivering to Representative a written notice of redemption in substantially the form attached hereto as Exhibit A executed by XYB and acknowledged and agreed to by ERC (such notice, a “Redemption Notice”), and (ii) paying the Representative the sum of $65,000. Following the Redemption Period, XYB may redeem this Note by prepaying the full amount owing under this Note. Any redemption of this Note, whether during or following the Redemption Period, shall be permitted without penalty or premium.

8. Events of Default and Remedies. An “Event of Default” shall occur hereunder if XYB (i) fails to make any payment when due hereunder, (ii) otherwise breaches any provision hereof, (iii) becomes the subject of a bankruptcy case or similar insolvency proceeding or an assignment for the benefit of creditors or similar “out of court” debt readjustment process, (iv) ceases operations or sells or otherwise disposes of substantially all of its assets, (v) sells or otherwise disposes of any assets (including by way of investments in subsidiaries), other than immaterial assets, and the transferee thereof does not become a joint and several co-maker under this Note at or prior to the time of such disposition pursuant to documentation reasonably acceptable to the Representative (in the event that such transferee becomes a co-maker under this note, then all references to XYB contained in this Note thereafter shall be deemed to include such transferee in addition to XYB), or (vi) is the subject of a change of control whereby ERC ceases to own and control, directly or indirectly, beneficially and of record, at least 50% of the voting and economic interests in XYB. If an Event of Default occurs, (y) all amounts owing under this Note shall bear interest at 15% per annum from the date of the occurrence of the Event of Default (and such interest rate shall continue to apply whether or not judgment shall be entered on this Note), and (z) all amounts owing under this Note shall be immediately due and payable without notice or demand and, subject to Section 6 hereof, the Representative may exercise from time to time any of the rights and remedies available under this Note or under applicable law.

9. Representations and Warranties. XYB hereby represents and warrants to the Representative that:

(a) XYB is duly organized, validly existing and in good standing under law, has full power, authority and legal right to execute, deliver and perform under this Note and has taken all necessary corporate and legal action to authorize the execution, delivery and performance of this Note on the terms and conditions hereof;

(b) this Note constitutes the legal, valid and binding obligation of XYB enforceable against XYB in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(c) the execution, delivery and performance by XYB of this Note will not violate the charter, bylaws or other corporate rules of XYB or any provision of law or regulation or of any judgment, order or decree of any court, arbitrator or governmental authority or of any agreement of any nature whatsoever, binding upon XYB or its assets; and

(d) except for Bankruptcy Court approval, which has been obtained, no consent, authorization or approval of, filing with, notice to or exemption from any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Note.

10. Notices. All notices, requests and demands to or upon XYB, ERC or the Representative to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent, confirmation of receipt received, addressed as follows or to such other address as may be hereafter notified by the parties hereto:

If to XYB:

Xybernaut Corporation 5175 Parkstone Drive, Suite 130 Chantilly, VA 20151-3832 Attn: Perry L. Nolen Facsimile:703-480-0488
With a copy to:

McGuireWoods, LLP 100 N. Tryon Street Suite 2900 Charlotte, NC 28202 Attention:Thomas E. Cabaniss Telecopy No.:(704) 373-8824

If to the Representative:

Howard S. Cohen c/o Parente Randolph, LLC

824 Market Street, Suite 809

Wilmington, DE 19801 Attention: Telecopy No.:	Howard S. Cohen (302) 428-0999

If to ERC:

James A. Coyne

East River Capital LLC

200	Nyala Farm Road

Westport, Connecticut 06880

Fax: (203) 341-9988

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square New York, NY 10036 Attention: Telecopy No.:	D. J. Baker (917) 777-2150

Miles & Stockbridge, P.C.

1751 Pinnacle Drive Suite 500 McLean, VA 22102 Attention: Telecopy No.:	Brian F. Kenney (703) 610-8686

11. Miscellaneous.

(a) This Note shall bind XYB and its successors and assigns, and the benefits hereof shall inure to the benefit of the Representatives and its successors and assigns; provided, however, that neither XYB or the Representative may assign or delegate any of its rights or duties hereunder without the prior written consent of the other party hereto, and any attempted assignment without such consent shall be null and void.

(b) XYB hereby forever waives presentment, protest, demand, notice of nonpayment and all other notices in connection with the delivery, acceptance, performance or enforcement of this Note. XYB also forever waives all defenses based on suretyship.

(c) This Note shall be governed by and construed in accordance with the substantive laws of the State of Delaware. Any judicial proceeding arising out of or relating to this Note may be brought in the Bankruptcy Court and each party accepts the non-exclusive jurisdiction of the Bankruptcy Court.

(d) The provisions of this Note are to be deemed severable and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions of this Note which shall continue in full force and effect.

(e) This Note contains the entire agreement between the parties relative to the subject matter hereof. No modification, amendment or waiver of, or consent to any departure by XYB from, any provision of this Note will be effective unless made in a writing signed by the Representative, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(f) No delay or omission on the Representative’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Representative’s action or inaction impair any such right or power. The Representative’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Representative may have under other agreements, at law or in equity.

(g) XYB agrees to pay on demand, to the extent permitted by law, all reasonable costs and expenses incurred by the Representative in the enforcement of its rights in this Note, including without limitation reasonable attorneys’ fees and expenses.

(i) All parties acknowledge that each party and its counsel have reviewed this Note and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Note.

12. WAIVER OF JURY TRIAL. ALL PARTIES IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS NOTE. ALL PARTIES ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

* * * * *

IN WITNESS WHEREOF, and intending to be legally bound hereby, XYB has executed this Note as of the day and year first above written.

XYBERNAUT CORPORATION

By:
Name:
Title:

AGREED AND ACKNOWLEDGED
as of the date first above written:

PARENTE RANDOLPH, LLC

as Estate and Creditor Representative

By:
Name:
Title:

EAST RIVER CAPITAL LLC

By:
Name:
Title:

EXHIBIT A
Form of Redemption Notice

     , 2006

Howard S. Cohen, as a
XYB unsecured creditor representative

RE: Redemption Notice under GUC Subordinated Plan Note, dated as of      , 2006 (the “Note”), by Xybernaut Corporation (“XYB”) in favor of Howard S. Cohen, as a XYB unsecured creditor representative

Dear Mr. Cohen:

Reference is made to the Note. All capitalized terms used herein without further definition shall have the respective meanings ascribed thereto in the Note.

This notice constitutes the Redemption Notice described in Section 7 of the Note. XYB will redeem the Note on or about      , 2006 (the “Redemption Date”) by paying you the sum of $65,000. If you do not receive such sum in good cleared funds on or prior to the Redemption Date, then this notice shall be null and void. XYB represents and warrants that the Redemption Date is prior to the end of the Redemption Period and that if the Redemption Date is prior to the end of the Subordination Period, then ERC has consented to the redemption (as further evidenced by ERC’s signature below).

Very truly yours,

XYBERNAUT CORPORATION

By:

Name/Title:

AGREED AND ACKNOWLEDGED
as of the date first above written:

EAST RIVER CAPITAL LLC

By:
Name/Title: